Exhibit 99.1

        Virage Logic Reports First-Quarter Fiscal 2007 Results

    FREMONT, Calif.--(BUSINESS WIRE)--Jan. 31, 2007--Virage Logic Corporation (Nasdaq:VIRL), the semiconductor industry's trusted IP partner and pioneer in Silicon Aware IP(TM), today reported financial results for the first quarter of fiscal year 2007 ended December 31, 2006.

    In line with our previous announcement, revenue for the first quarter of fiscal 2007 was $11.5 million, compared with $13.7 million for the comparable quarter of fiscal 2006 and $15.0 million in the prior quarter. License revenue for the first quarter of fiscal 2007 was $8.4 million compared to $10.4 million in the first quarter of fiscal 2006 and $11.3 million in the previous quarter. Royalties for the first quarter of fiscal 2007 were $3.1 million, compared with $3.3 million for the first quarter of fiscal 2006 and $3.7 million in the prior quarter.

    As reported under U.S. generally accepted accounting principles
(GAAP), net loss for the first quarter of fiscal 2007 was $1.2 million, or $0.05 per share, compared with a net loss of $0.2 million, or $0.01 per share, for the same period a year ago and with net income of $0.8 million, or $0.03 per share, for the fourth quarter of fiscal 2006.

    Excluding the effects of FAS123R, the company would have reported a net loss of $0.2 million, or $0.01 per share. Net loss for the first quarter of fiscal 2007 included $1.7 million of FAS123R stock-based compensation expense related to $1.5 million of equity incentive compensation expense and $0.2 million related to custom contracts.

    Dan McCranie, president and chief executive officer of Virage Logic, said, "Clearly, the results of the quarter are not acceptable to our management team and we are reviewing all operational activities in order to make the necessary adjustments that will accelerate sales momentum. For the immediate future, I am assuming direct responsibility of the marketing and demand creation part of the organization and will be working closely with the staff to refocus our efforts on driving sales growth to the maximum extent possible."

    Mr. McCranie continued, "Our revenue miss for this first quarter of fiscal 2007 was the result of two factors: poor revenue turns bookings and an un-forecasted reduction in royalty revenue from Q4 fiscal 2006. We are vigorously addressing both of these issues within our company. While we are encouraged that much of the customer license bookings opportunities from last quarter were delayed, rather than lost or cancelled, we will remain cautious in the short term with regard to future guidance. Accordingly, we anticipate total revenues of approximately $10.5 million to $12 million in the second fiscal quarter of 2007. License revenues are expected at $8 million to $9 million and royalty revenues are expected at $2.5 million to $3 million. The company expects to report a GAAP net loss of approximately $0.07 to $0.11 per share. The company also expects $1.2 million of stock-based compensation expense per FAS123R. Without the impact of stock-based compensation expense, the company would expect loss per share of $0.04 to $0.08 for the second fiscal quarter."

    Virage Logic's management plans to hold a teleconference on first-quarter 2007 results at 1:30 p.m. PT / 4:30 p.m. ET today, January 31, 2007. A live webcast of management's teleconference regarding first-quarter results will be available to all investors, and an archived webcast will be available from January 31, 2007 until January 31, 2008 on the Investor Relations page of Virage Logic's website at http://www.viragelogic.com. In addition, a telephonic replay will be available through February 7, 2007 at (719) 457-0820, access code 8839640.

    About Virage Logic

    Founded in 1996, Virage Logic Corporation (NASDAQ:VIRL) rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Today, as the semiconductor industry's trusted IP partner, the company is a global leader in IP platforms comprising embedded memories, logic, and I/Os, and is pioneering the development of a new class of IP called Silicon Aware IP(TM). Silicon Aware IP tightly integrates Physical IP (memory, logic and I/Os) with the embedded test, diagnostic, and repair capabilities of Infrastructure IP to help ensure manufacturability and optimized yield at the advanced process nodes. Virage Logic's highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers who develop products for the consumer, communications and networking, hand-held and portable, and computer and graphics markets. The company uses its FirstPass-Silicon(TM) Characterization Lab for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. The company also prides itself on providing superior customer support and was named the 2006 Customer Service Leader of the Year in the Semiconductor IP Market by Frost & Sullivan. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to industry and company trends, business outlook and products. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic's ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic's ability to execute on its strategy to become a provider of semiconductor IP platforms; Virage Logic's ability to continue to develop new products and maintain and develop new relationships with first-party foundries and integrated device manufacturers; adoption of Virage Logic's technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company's ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company's ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company's Annual Report on Form 10-K for the period ended September 30, 2006, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic's website (www.viragelogic.com) or from the SEC's website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

    All trademarks are the property of their respective owners and are protected herein.




         Reconciliation of GAAP to Non-GAAP Financial Results
----------------------------------------------------------------------

                                                    Three     Three
Statement of Operations Reconciliation              Months    Months
(in thousands)                                       Ended     Ended
                                                    December  December
                                                    31, 2006  31, 2005
GAAP Net Loss                                       $(1,216)    $(242)
Stock-based compensation expense related to stock
 options                                              1,466     1,729
Stock-based compensation expense related to
custom contracts                                        240       148
Tax effect                                             (673)   (1,730)
                                                   --------- ---------
Non-GAAP net loss                                     $(183)     $(95)
                                                   ========= =========




                       Virage Logic Corporation
  Unaudited GAAP and Non-GAAP Consolidated Statements of Operations
               (In thousands, except per-share amounts)

                     For the Three Months      For the Three Months
                     Ended December 31, 2006  Ended December 31, 2005
                    --------------------------------------------------
                             Adjust-  Non-            Adjust-
                      GAAP    ments    GAAP    GAAP    ments  Non-GAAP
                    --------------------------------------------------

Revenue:
  License            $8,422    $ --  $8,422  $10,410    $ --  $10,410
  Royalties           3,103      --   3,103    3,315      --    3,315
                    -------- ------- ------- -------- ------- --------
Total revenues       11,525      --  11,525   13,725      --   13,725
Cost and expenses:
  Cost of revenues    3,727    (477)  3,250    3,715    (263)   3,452
  Research and
   development        5,076    (333)  4,743    5,628    (728)   4,900
  Sales and
   marketing          3,654    (380)  3,274    4,260    (503)   3,757
  General and
   administrative     2,664    (516)  2,148    2,756    (383)   2,373
                    -------- ------- ------- -------- ------- --------
     Total cost and
      expenses       15,121  (1,706) 13,415   16,359  (1,877)  14,482
                    -------- ------- ------- -------- ------- --------
     Operating
      income (loss)   (3596)  1,706  (1,890)  (2,634)  1,877     (757)
Interest income and
 other, net             943      --     943      619      --      619
                    -------- ------- ------- -------- ------- --------
     Income (loss)
      before taxes   (2,653)  1,706    (947)  (2,015)  1,877     (138)
Income tax
 provision
 (benefit)           (1,437)    673    (764)  (1,773)  1,730      (43)
                    -------- ------- ------- -------- ------- --------

     Net income
      (loss)        $(1,216) $1,033   $(183)   $(242)   $147     $(95)
                    ======== ======= ======= ======== ======= ========

Earnings per share:
  Basic              $(0.05)  $0.04  $(0.01)  $(0.01)  $0.01   $(0.00)
                    ======== ======= ======= ======== ======= ========
  Diluted            $(0.05)  $0.04  $(0.01)  $(0.01)  $0.01   $(0.00)
                    ======== ======= ======= ======== ======= ========

Shares used in
 computing per
 share amounts:
  Basic              23,057  23,057  23,057   22,257  22,257   22,257
                    ======== ======= ======= ======== ======= ========
  Diluted            23,057  23,057  23,057   22,257  22,257   22,257
                    ======== ======= ======= ======== ======= ========




                       Virage Logic Corporation
                Unaudited Consolidated Balance Sheets
                            (In thousands)

                                            December 31, September 30,
                                                2006         2006
                                            ------------ -------------
ASSETS:
Current assets:
  Cash and cash equivalents                 $   10,679   $     20,815
  Short-term investments                        55,662         49,253
  Accounts receivable, net                      11,170         15,935
  Costs in excess of related billings on
   uncompleted contracts                           690            656
  Deferred tax assets - current                  1,527          1,527
  Prepaid expenses and other current assets      3,744          3,369
  Taxes receivable                               1,315          1,711
                                             ----------   ------------
     Total current assets                       84,787         93,266

Property, equipment and leasehold
 improvements, net                               4,559          4,842
Goodwill                                         9,782          9,782
Other intangible assets, net                     1,893          1,990
Deferred tax assets                              8,622          8,562
Long-term investments                           13,438          7,533
Other long-term assets                             367            300
                                             ----------   ------------

     Total assets                           $  123,448   $    126,275
                                             ==========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $      843   $        446
  Accrued expenses                               3,766          4,797
  Deferred revenue                               7,363          8,896
  Income taxes payable                           1,135          2,626
                                             ----------   ------------
     Total current liabilities                  13,107         16,765
Deferred tax liabilities                           692            692
                                             ----------   ------------
     Total liabilities                          13,799         17,457

Stockholders' equity:
  Common stock                                      23             23
  Additional paid-in capital                   132,448        130,620
  Accumulated other comprehensive income
   (loss)                                          528            309
  Accumulated deficit                          (23,350)       (22,134)
                                             ----------   ------------
     Total stockholders' equity                109,649        108,818
                                             ----------   ------------

     Total liabilities and stockholders'
      equity                                $  123,448   $    126,275
                                             ==========   ============

    CONTACT: Virage Logic Corporation
             Christine Russell, 510-360-8025
             christine.russell@viragelogic.com
             or
             Lytham Partners, LLC
             Joe Diaz, Joe Dorame, or Robert Blum, 602-889-9700 info@lythampartners.com